Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS

FIRST QUARTER 2018 RESULTS

HIGHLIGHTS AND RECENT ACCOMPLISHMENTS INCLUDE:

•	Premium jackup contract coverage improves following two new awards

•	Operational uptime improved to 98.8 percent

•	Liquidity remains strong at $2.3 billion

•	Debt maturities before 2024 reduced to $201 million

LONDON, May 2, 2018 – Noble Corporation plc (NYSE: NE, the Company) today reported a net loss attributable to the Company for the three months ended March 31, 2018 (first quarter) of $142 million, or $0.58 per diluted share, on revenues of $235 million. Results in the quarter included an after-tax loss totaling $7 million, or $0.03 per diluted share, resulting from the early retirement of debt. Excluding the loss from the early retirement of debt, the net loss attributable to the Company for the first quarter would have been $135 million, or $0.55 per diluted share.

Commenting on the first quarter performance, Julie J. Robertson, Chairman, President and Chief Executive Officer of Noble Corporation plc, said, “Our operating performance remained exemplary. Operational uptime of 98.8 percent continued at a record level in the quarter. A sequential quarter decline in fleet utilization was due primarily to temporary periods of inactivity on several jackups as these rigs transitioned to new contracts that commenced just prior to, or following, the close of the quarter. Fleet utilization is expected to improve over the year with the likely addition of new contract awards, primarily for our jackup fleet.”

A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found at www.noblecorp.com. It provides a reconciliation for revenues, net income (loss), income tax and diluted earnings per share for the periods first quarter 2018 and 2017 and fourth quarter 2017.

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Contract drilling services revenues for the first quarter totaled $229 million compared to $321 million in the fourth quarter of 2017. Revenues in the fourth quarter included payments totaling $38 million relating to the recovery of certain contractual expenses and the settlement of a contract dispute. Excluding these payments, revenues in the fourth quarter would have been $283 million. When compared to the adjusted revenues, the 19 percent decline in the first quarter was due largely to lower fleet utilization, with fewer operating days experienced in the Company’s jackup fleet, as well as lower average dayrates, a decline in mobilization revenues and fewer calendar days in the quarter.

Contract drilling services costs in the first quarter of $137 million compared to $153 million in the fourth quarter of 2017. The 10 percent decline was due primarily to lower fleet operating days, partially offset by costs associated with preparations for upcoming contracts on certain rigs, including costs associated with the reactivation of the semisubmersible Noble Clyde Boudreaux.

Fleet Overview

Utilization of the Company’s 14 floating rigs in the first quarter declined slightly to 37 percent compared to 41 percent in the fourth quarter. The decline was due largely to fewer operating days for the drillship Noble Bob Douglas which relocated to Guyana during the quarter ahead of the commencement of a three-year contract.

Operating days for the Company’s 14-rig jackup fleet declined in the first quarter with five rigs idle for all, or a portion of the quarter following the completion of contracts. The decrease resulted in fleet utilization of 56 percent compared to 76 percent in the fourth quarter. First quarter jackup utilization is expected to be the lowest measure of 2018 following the return to service of three rigs, including the Noble Houston Colbert in February and the Noble Hans Deul and Noble Tom Prosser, both in April. Also, following the conclusion of the first quarter, two of the Company’s premium jackups were awarded new contracts. These awards include a 170-day program for the Noble Houston Colbert for operations in the North Sea, and an estimated 220-day contract for the Noble Mick O’Brien for work offshore the State of Qatar.

At March 31, 2018, the Company’s contract backlog totaled $2.8 billion, with $1.8 billion attributable to the floating fleet and $1.0 billion to the jackup fleet. Approximately 51 percent of the available rig operating days remaining in 2018 were committed to contracts, including 38 percent of the floating fleet and 64 percent of the jackup fleet. The total backlog and estimate of committed days exclude the previously noted new contracts.

Liquidity Position

During the first quarter, the Company utilized $192 million of cash on hand to repay senior notes maturing in 2018, as well as for the early redemption of senior notes maturing in 2019, including debt extinguishment fees. These transactions followed the previously announced January issuance of $750 million aggregate principle amount of senior unsecured guaranteed notes and a concurrent $750 million tender offer completed in February 2018. These debt transactions reduced the Company’s aggregate debt maturities before 2024 to approximately $201 million from $954 million, or a reduction of 79 percent. At March 31, 2018, the Company’s liquidity position totaled $2.3 billion, comprised of $462 million of cash and $1.8 billion of available borrowing capacity under existing credit facilities, with no amounts drawn against the facilities.

Capital expenditures in the first quarter totaled $38 million, of which an estimated $18 million was dedicated primarily to sustaining capital, $11 million to major projects, including the reactivation and upgrade project for the Noble Clyde Boudreaux, and the remainder to certain other capital programs. The Noble Clyde Boudreaux project is expected to be completed in May below the budgeted cost of $30 million. Following the project’s completion, the rig will mobilize to its drilling location offshore Myanmar. The Company continues to expect capital expenditures in 2018 to total approximately $150 million.

Outlook

Ms. Robertson confirmed that evidence of industry improvement is mounting, stating, “When compared to the fourth quarter of 2017, customer demand is noticeably greater, especially in the jackup fleet. We are benefitting from growing customer needs for jackups in regions that include the North Sea and the Middle East, with some programs having commencement dates in the latter half of 2018 and beyond. Over the first four months of 2018, the 12-month forward contract coverage for our jackup fleet has improved to just under 60 percent compared to 53 percent on January 1, and we expect further improvement as we secure additional contract awards in the near term.”

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 28 offshore drilling units, consisting of 14 drillships and semisubmersibles and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the offshore drilling market, market outlook, capital allocation strategies, our financial position, business strategy, taxes and tax rates, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, the outcome of any dispute, litigation, audit or investigation, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble has scheduled a conference call and webcast related to its first quarter 2018 results on Thursday, May 3, 2018, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-833-245-9653, or internationally 1-647-689-4225, using access code: 9426379, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Thursday, May 3, 2018, beginning at 11:00 a.m. U.S. Central Daylight Time, through Sunday, June 3, 2018, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-800-585-8367 or, for calls from outside of the U.S., 1-416-621-4642, using access code: 9426379. The replay will also be available on the Company’s Website following the end of the live call.

5/2/2018

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Operating revenues
Contract drilling services	$229,106	$354,659
Reimbursables and other	6,051	8,317

	235,157	362,976

Operating costs and expenses
Contract drilling services	136,849	160,769
Reimbursables	4,350	5,146
Depreciation and amortization	128,755	135,718
General and administrative	22,083	15,880

	292,037	317,513

Operating income (loss)	(56,880)	45,463
Other income (expense)
Interest expense	(76,015)	(73,447)
Loss on extinguishment of debt, net	(8,768)	—
Interest income and other, net	1,339	1,617

Loss from continuing operations before income taxes	(140,324)	(26,367)
Income tax provision	(2,996)	(257,407)

Net loss	(143,320)	(283,774)
Net income (loss) attributable to noncontrolling interests	986	(17,920)

Net loss attributable to Noble Corporation plc	$(142,334)	$(301,694)

Per share data
Basic	$(0.58)	$(1.24)
Diluted	$(0.58)	$(1.24)

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$461,678	$662,829
Accounts receivable, net	181,804	204,696
Prepaid expenses and other current assets	76,978	171,450

Total current assets	720,460	1,038,975

Property and equipment, at cost	12,072,297	12,034,331
Accumulated depreciation	(2,673,437)	(2,545,091)

Property and equipment, net	9,398,860	9,489,240

Other assets	148,803	266,444

Total assets	$10,268,123	$10,794,659

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$—	$249,843
Accounts payable	94,275	84,032
Accrued payroll and related costs	35,473	54,904
Other current liabilities	164,702	204,245

Total current liabilities	294,450	593,024

Long-term debt	3,841,350	3,795,867
Other liabilities	473,538	455,140

Total liabilities	4,609,338	4,844,031

Commitments and contingencies
Equity
Total shareholders’ equity	4,987,971	5,276,161
Noncontrolling interests	670,814	674,467

Total equity	5,658,785	5,950,628

Total liabilities and equity	$10,268,123	$10,794,659

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities
Net loss	$(143,320)	$(283,774)
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	128,755	135,718
Tax Refund	84,486	—
Loss on extinguishment of debt, net	8,768	—
Net change in operating activities	(23,776)	289,929

Net cash provided by operating activities	54,913	141,873

Cash flows from investing activities
Capital expenditures	(33,816)	(38,382)
Proceeds from disposal of assets	117	273

Net cash used in investing activities	(33,699)	(38,109)

Cash flows from financing activities
Issuance of senior notes	750,000	—
Debt issuance costs on senior notes and credit facility	(14,184)	(42)
Repayments of debt	(952,209)	(300,000)
Dividends paid to noncontrolling interests	(2,667)	(5,393)
Other financing activities	(3,305)	(4,280)

Net cash used in financing activities	(222,365)	(309,715)

Net decrease in cash and cash equivalents	(201,151)	(205,951)
Cash and cash equivalents, beginning of period	662,829	725,722

Cash and cash equivalents, end of period	$461,678	$519,771

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended March 31,						Three Months Ended December 31,
	2018			2017			2017
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$229,106	$—	$229,106	$354,659	$—	$354,659	$321,095	$—	$321,095
Reimbursables and other	6,051	—	6,051	8,304	13	8,317	8,490	—	8,490

	$235,157	$—	$235,157	$362,963	$13	$362,976	$329,585	$—	$329,585

Operating costs and expenses
Contract drilling services	$136,849	$—	$136,849	$160,769	$—	$160,769	$155,153	$—	$155,153
Reimbursables	4,350	—	4,350	5,146	—	5,146	5,061	—	5,061
Depreciation and amortization	123,215	5,540	128,755	129,778	5,940	135,718	132,392	5,679	138,071
General and administrative	22,083	—	22,083	15,880	—	15,880	21,765	—	21,765
Loss on impairment	—	—	—	—	—	—	121,639	—	121,639

	$286,497	$5,540	$292,037	$311,573	$5,940	$317,513	$436,010	$5,679	$441,689

Operating income (loss)	$(51,340)	$(5,540)	$(56,880)	$51,390	$(5,927)	$45,463	$(106,425)	$(5,679)	$(112,104)

Operating statistics
Jackups:
Average Rig Utilization	56%			93%			76%
Operating Days	706			1,170			971
Average Dayrate	$153,662			$123,154			$134,413
Semisubmersibles:
Average Rig Utilization	17%			17%			17%
Operating Days	90			90			92
Average Dayrate	$98,766			$131,015			$261,661
Drillships:
Average Rig Utilization	52%			68%			60%
Operating Days	375			490			440
Average Dayrate	$297,833			$405,719			$378,709
Total:
Average Rig Utilization	47%			69%			58%
Operating Days	1,171			1,750			1,503
Average Dayrate	$195,633			$202,674			$213,664

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table presents the computation of basic and diluted net income per share:

	Three Months Ended
	March 31,
	2018	2017
Numerator:
Basic
Net loss attributable to Noble Corporation plc	$(142,334)	$(301,694)

Net loss from continuing operations to common shareholders - basic	$(142,334)	$(301,694)

Diluted
Net loss attributable to Noble Corporation plc	$(142,334)	$(301,694)

Net loss from continuing operations to common shareholders - diluted	$(142,334)	$(301,694)

Denominator:
Weighted average shares outstanding - basic	246,175	244,222

Weighted average shares outstanding - diluted	246,175	244,222

Loss per share
Basic	$(0.58)	$(1.24)
Diluted	$(0.58)	$(1.24)

(1)	For the quarters and years ended March 31, 2018 and 2017, we experienced net losses from continuing operations, as such, unvested share-based payment awards were excluded from the loss per share calculation, as the awards were anti-dilutive.

Non-GAAP Reconciliation

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on May 2, 2018, and discussed in the related conference call on May 3, 2018, are appropriate measures of the continuing and normal operations of the Company:

(i)	In the first quarter of 2018, a loss on debt extinguishment;

(ii)	In the first quarter of 2017, a discrete tax item; and

(iii)	In the fourth quarter of 2017, the Noble Jim Day and Noble Bully II special payments received.

These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following Non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of total revenue	Three Months Ended March 31,		Three Months Ended, December 31,
	2018	2017	2017
Total revenue	$235,157	$362,976	$329,585
Adjustments
Noble Jim Day-Marathon Settlement	—	—	(12,709)
Noble Bully II-Shell escalation Provision	—	—	(25,326)

Total Adjustments	—	—	(38,035)

Adjusted total revenue	$235,157	$362,976	$291,550

Reconciliation of Income tax provision	Three Months Ended March 31,		Three Months Ended, December 31,
	2018	2017	2017
Income tax benefit (provision)	$(2,996)	$(257,407)	$167,960
Adjustments
Noble Jim Day-Marathon Settlement	—	—	4,003
Noble Bully II-Shell escalation Provision	—	—	380
Loss on impairment	—	—	(26,819)
Loss on debt extinguishment	(1,841)	—	—
Discrete tax items	—	260,085	(120,821)

Total Adjustments	(1,841)	260,085	(143,257)

Adjusted income tax provision	$(4,837)	$2,678	$24,703

Reconciliation of net loss attributable to Noble Corporation plc	Three Months Ended March 31,		Three Months Ended, December 31,
	2018	2017	2017
Net loss attributable to Noble Corporation plc	$(142,334)	$(301,694)	$(24,675)
Adjustments
Noble Jim Day-Marathon Settlement	—	—	(8,706)
Noble Bully II-Shell escalation Provision	—	—	(12,473)
Loss on impairment, net of tax	—	—	94,820
Loss on extinguishment of debt, net	6,927	—	—
Discrete tax items	—	260,085	(120,821)

Total Adjustments	6,927	260,085	(47,180)

Adjusted net loss attributable to Noble Corporation plc	$(135,407)	$(41,609)	$(71,855)

Reconciliation of diluted EPS attributable to Noble Corporation plc	Three Months Ended March 31,		Three Months Ended, December 31,
	2018	2017	2017
Unadjusted diluted EPS attributable to Noble Corporation plc	$(0.58)	$(1.24)	$(0.10)
Adjustments
Noble Jim Day-Marathon Settlement	—	—	(0.04)
Noble Bully II-Shell escalation Provision	—	—	(0.05)
Loss on impairment, net of tax	—	—	0.39
Loss on extinguishment of debt, net of tax	0.03	—	—
Discrete tax items	—	1.07	(0.49)

Total Adjustments	0.03	1.07	(0.19)

Adjusted diluted EPS	$(0.55)	$(0.17)	$(0.29)